As filed with Sthe Securities and Exchange Commission on March 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVOLVE TRANSITION INFRASTRUCTURE LP
(Exact name of registrant as specified in its charter)

Delaware	11-3742489
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1360 Post Oak Blvd, Suite 2400 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Sanchez Production Partners LP Long-Term Incentive Plan
(Full title of the plan)

Charles C. Ward

Chief Financial Officer

Evolve Transition Infrastructure GP LLC

1360 Post Oak Blvd, Suite 2400

Houston, TX 77056

(713) 783-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Philip Haines

Hunton Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	◻
Non-accelerated filer	☑	Smaller reporting company Emerging growth company	☑ ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

SUITE 600, 1015 4TH STREET, S.W.CALGARY, ALBERTA T2R 1J4TEL (403) 262-2799FAX (403) 262-2790

621 17TH STREET, SUITE 1550DENVER, COLORADO 80293-1501TEL (303) 623-9147FAX (303) 623-4258

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Units representing limited partner interests	2,155,817	$1.11	$2,392,956.87	$261.07
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional common units representing limited partner interests (the “Common Units”) of Evolve Transition Infrastructure LP, a Delaware limited partnership, that may become issuable under the Sanchez Production Partners LP Long-Term Incentive Plan by reason of any unit dividends, unit splits, recapitalizations or any similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding Common Units.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act. The price for the 2,155,817 Common Units being registered hereby is calculated based on the average high and low sales prices of the Common Units as reported on the NYSE American on March 12, 2021, which was $1.11 per Common Unit.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is filed by Evolve Transition Infrastructure LP, a Delaware limited partnership (the “Partnership”) (formerly Sanchez Midstream Partners LP), for the purpose of registering additional common units representing limited partner interests in the Partnership (the “Common Units”) under the Sanchez Production Partners LP Long-Term Incentive Plan (the “Plan”). The number of Common Units available for issuance under the Plan is subject to increase from time to time equal to 15% of additional Common Units issued from time to time by the Partnership or such lesser amount that is established by the board of directors of Evolve Transition Infrastructure GP LLC (the “General Partner”), the general partner of the Partnership (the “Evergreen Provision”). This Registration Statement registers an aggregate of 2,155,817 additional Common Units available for issuance under the Plan as a result of the Evergreen Provision.

The Common Units registered pursuant to this Registration Statement are of the same class of securities as the 440,703 Common Units registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-202578) filed on March 6, 2015, the 256,528 Common Units registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-210783) filed on April 15, 2016, the 1,465,491 Common Units registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-217007) filed on March 29, 2017 and the 656,703 Common Units registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-230273) filed on March 14, 2019. The information contained in the foregoing registration statements is hereby incorporated by reference pursuant to General Instruction E.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

●	The Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the United States Securities and Exchange Commission (the “Commission”) (File No. 001-33147) on March 16, 2021;
●	The Partnership’s Current Reports on Form 8-K filed with the Commission (File No. 001-33147) on February 2, 2021, February 17, 2021 (both) and February 26, 2021 (only to the extent the information contained in each of these Form 8-Ks has been filed and not furnished); and
●	The description of the Common Units contained in the Partnership’s Registration Statement on Form 8-A/A filed with the Commission (File No. 001-33147) on March 6, 2015, as it may be amended from time to time.

Each document filed with the Commission by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or other applicable Commission rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Evolve Transition Infrastructure LP

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.  The Partnership’s partnership agreement provides that the Partnership will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless the General Partner, any Departing General Partner (as defined therein), any person who is or was an affiliate of the General Partner or any Departing General Partner, any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member (as defined therein), a General Partner, any Departing General Partner or any of their respective affiliates, or any person who is or was serving at the request of the General Partner, any Departing General Partner or any of their respective affiliates, as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another person owing a fiduciary or similar duty to any Group Member, any person the General Partner designates as an “Indemnitee” for purposes of the partnership agreement because such person’s service, status or relationship exposes such person to potential claims, demands, actions, suits or proceedings relating to the business and affairs of the Partnership Group (as defined therein), and any person who controls a General Partner or Departing General Partner, (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to the partnership agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to the partnership agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified under the partnership agreement. Any indemnification under these provisions will be only out of the assets of the Partnership.

The Partnership is authorized to purchase and maintain (or to reimburse the General Partner or its affiliates for the costs of) insurance on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of the partnership agreement.

Evolve Transition Infrastructure GP LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of the General Partner provides that, in most circumstances, the General Partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

●	any person who is or was an affiliate of the General Partner;
●	any person who is or was a member, director, officer, fiduciary or trustee of the General Partner;
●	any person who is or was an officer, member, partner, director, employee, agent or trustee of the General Partner or any affiliate of the General Partner, or any affiliate of any such person;
●	any person who is or was serving at the request of the General Partner or any affiliate of the General Partner as a director, officer, employee, member, partner, agent, fiduciary or trustee of another person (provided, that such person is not providing, on a fee-for-services basis, trustee, fiduciary or custodial services); and
●	any person designated by the General Partner.

The General Partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Partnership or the General Partner as set forth above, the Partnership and the General Partner have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit
NumberDescription

4.1

Certificate of Limited Partnership of Sanchez Production Partners LP (incorporated herein by reference to Exhibit 4.2 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4.2

Certificate of Amendment to Certificate of Limited Partnership (incorporated herein by reference to Exhibit 3.1 to Sanchez Midstream Partners LP’s Current Report on Form 8-K (File No. 001-33147), filed on June 2, 2017).

4.3

Certificate of Amendment to Certificate of Limited Partnership (incorporated herein by reference to Exhibit 3.1 to Evolve Transition Infrastructure LP’s Current Report on Form 8-K (File No. 001-33147), filed on February 26, 2021).

4.4

Third Amended and Restated Agreement of Limited Partnership of Sanchez Midstream Partners LP (incorporated herein by reference to Exhibit 3.1 to Sanchez Midstream Partner LP’s Current Report on Form 8-K filed by Sanchez Production Partners LP (File No. 001-33147), filed on August 5, 2019).

4.5

Letter Agreement, dated November 16, 2020, by and between Sanchez Midstream Partners LP, Sanchez Midstream Partners GP LLC and Stonepeak Catarina Holdings LLC (incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed by Sanchez Midstream Partners LP on November 16, 2020, File No. 001-33147).

4.6

Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Sanchez Midstream Partners LP (incorporated herein by reference to Exhibit 3.2 to Evolve Transition Infrastructure LP’s Current Report on Form 8-K (File No. 001-33147), filed on February 26, 2021).

4.7

Certificate of Formation of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 4.4 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed by Sanchez Production Partners LP on March 6, 2015, File No. 333-198440).

4.8

Certificate of Amendment to Certificate of Formation of Sanchez Midstream Partners GP LLC (incorporated herein by reference to Exhibit 3.3 to Evolve Transition Infrastructure LP’s Current Report on Form 8-K (File No. 001-33147), filed on February 26, 2021).

4.9

Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 4.5 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed by Sanchez Production Partners LP on March 6, 2015, File No. 333-198440).

4.10

Amendment No. 1 to Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q/A filed by Sanchez Production Partners LP on September 3, 2015, File No. 001-33147).

4.11

Amendment No. 2 to Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Sanchez Production Partners LP on October 14, 2015, File No. 001-33147).

4.12

Amendment No. 3 to Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Sanchez Midstream Partners LP on August 5, 2019, File No. 001-33147).

4.13

Amendment No. 4 to Limited Liability Company Agreement of Sanchez Midstream Partners GP LLC (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Sanchez Midstream Partners LP on September 9, 2020, File No. 001-33147).

4.14

Amendment No. 5 to Limited Liability Company Agreement of Sanchez Midstream Partners GP LLC (incorporated herein by reference to Exhibit 3.4 to the Current Report on Form 8-K filed by Evolve Transition Infrastructure LP on February 26, 2021, File No. 001-33147).

4.15

Sanchez Production Partners LP Long-Term Incentive Plan (incorporated herein by reference to Exhibit 4.6 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed by Sanchez Production Partners LP on March 6, 2015, File No. 333-198440).

4.16

Form of Award Agreement Relating to Restricted Units (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Sanchez Production Partners LP on December 3, 2015, File No. 001-33147).

4.17

Form of Award Agreement Relating to Restricted Units (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Sanchez Production Partners LP on March 28, 2017, File No. 001-33147).

4.18

Form of Award Agreement Relating to Restricted Units (incorporated herein by reference to Exhibit 10.24 to the Annual Report on Form 10-K filed by Sanchez Midstream Partners LP on March 7, 2019, File No. 001-33147).

5.1*	Opinion of Hunton Andrews Kurth LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Ryder Scott Co. LP.
23.3*	Consent of Hunton Andrews Kurth LLP (included in its opinion filed as Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on signature page).

* Filed herewith.

Item 9.  Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 16, 2021.

Evolve Transition Infrastructure LP

By: Evolve Transition Infrastructure GP LLC, its general partner By: /s/ Charles C. Ward
Name: Charles C. Ward
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Gerald F. Willinger and Charles C. Ward, and each of them individually (with full power to each of them to act alone), as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act, with any and all exhibits thereto, and all other documents required to be filed therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title (Position with Evolve Transition Infrastructure GP LLC)	Date

/s/ Gerald F. Willinger	Director; Chief Executive Officer	March 16, 2021
Gerald F. Willinger	(Principal Executive Officer)

/S/ Charles C. Ward	Chief Financial Officer & Secretary	March 16, 2021
Charles C. Ward	(Principal Financial Officer)

/S/ John T. Steen III	Director; Chairman of the Board	March 16, 2021
John T. Steen III

/S/ Alan S. Bigman	Director	March 16, 2021
Alan S. Bigman

/S/ Michael Bricker	Director	March 16, 2021
Michael Bricker

/S/ Jack Howell	Director	March 16, 2021
Jack Howell

/S/ Richard S. Langdon	Director	March 16, 2021
Richard S. Langdon

/S/ Steven E. Meisel	Director	March 16, 2021
Steven E. Meisel

/S/ Luke R. Taylor	Director	March 16, 2021
Luke R. Taylor